Exhibit 4.1

BOND GUARANTY AGREEMENT

Dated March 1, 1999

by

BOSTROM SEATING, INC.

in favor of

NBD BANK
As Trustee

BOND GUARANTY AGREEMENT

THIS BOND GUARANTY AGREEMENT dated March 1, 1999 is entered into by BOSTROM SEATING, INC. (herein collectively the “Guarantor”) for the benefit of NBD BANK, a banking corporation with its principal place of business in Detroit, Michigan (the “Trustee”), as trustee under the Indenture referred to below.

Recitals

The Industrial Development Board of the City of Piedmont (the “Issuer”) has duly authorized the creation, execution and delivery, under and pursuant to that certain Trust Indenture dated March 1, 1999 (the “Indenture”) from the Issuer to the Trustee, $3,100,000 aggregate principal amount of Variable/Fixed Rate Industrial Development Revenue Bonds (Bostrom Seating, Inc. Project) dated the date of delivery (the “Bonds”).

The proceeds of the Bonds shall be applied by the Issuer to pay the costs of acquiring, constructing and installing buildings, structures, facilities and related machinery and equipment on certain realty heretofore acquired by the Issuer for use in the manufacturing, processing, assembling, storing and distribution of seats for heavy trucks and buses and related products (said real estate, buildings, structures, facilities, machinery, equipment and related personal property being hereinafter collectively referred to as the “Project”).

Simultaneously with the issuance of the Bonds, the Issuer and Bostrom Seating, Inc., a Delaware corporation (the “Guarantor”) will enter into a Lease Agreement dated March 1, 1999 (the “Lease Agreement”), whereby the Issuer will agree to lease the Project to the Guarantor and the Guarantor will agree to pay rentals to the Issuer at such times and in such amounts as shall be sufficient to pay when due the principal of, premium (if any) and interest (“Debt Service”) on the Bonds and the purchase price of Bonds tendered for purchase pursuant to the mandatory or optional tender provisions of the Indenture.

The Bonds shall be limited obligations of the Issuer payable solely out of the rentals payable by the Guarantor pursuant to the Lease Agreement and any other revenues, rentals or receipts derived by the Issuer from the leasing or sale of the Project (the “Lease Revenues”).

As additional security for the payment of Debt Service on the Bonds, the Guarantor will enter into this Bond Guaranty Agreement dated March 1, 1999 (the “Bond Guaranty”) in favor of the Trustee, whereby the Guarantor will guarantee payment when due of Debt Service on the Bonds.

As additional security for the payment of the Bonds, the Guarantor will cause Chase Manhattan Bank Delaware (in its capacity as issuer of the initial letter of credit referred to below, the “Credit Obligor”) to issue an irrevocable letter of credit in favor of the Trustee in the amount of (i) the aggregate principal amount of the Bonds, to enable the Trustee to pay the principal amount of the Bonds when due and to pay the principal portion of the purchase price of Bonds tendered (or deemed tendered)

for purchase, plus (ii) interest on the Bonds for a period of 56 days at the rate of 12% per annum, to enable the Trustee to pay interest on the Bonds when due and to pay the interest portion of the purchase price of Bonds tendered (or deemed tendered) for purchase.  The initial letter of credit to be delivered to the Trustee and any substitute letter of credit delivered to the Trustee pursuant to this Indenture are herein referred to as the “Letter of Credit”.

The Letter of Credit is initially issued pursuant to various credit, guaranty and security agreements among the Credit Obligor, the Issuer, the User, and persons related to the User, which evidence, guarantee or provide security for the obligations of the User to reimburse the Credit Obligor for draws under the Letter of Credit and the observance and performance of various agreements of the User related thereto (collectively the “Credit Documents”).

NOW, THEREFORE, for and in consideration of the premises, the consummation by the Issuer and the Trustee of the transactions contemplated by the Indenture and the Lease Agreement and the purchase of the Bonds by all Holders thereof, the Guarantor hereby covenants, agrees and binds itself as follows:

ARTICLE I

Provisions of General Application

SECTION 1.01                                           Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

“Beneficial Owners” shall mean the owners of the beneficial interests in the Bonds.

“Code” means the Internal Revenue Code of 1986, as amended.

“Default” shall mean an event or condition the occurrence of which would, with or without the lapse of time or the giving of notice or both, be an Event of Default.

“Event of Default” shall mean an event as defined in Article VI.

“Financing Documents” shall mean collectively the Indenture, the Lease Agreement, the Bond Guaranty Agreement, the Credit Documents, and the Remarketing Agreement (as defined in the Indenture).

“Financing Participants” shall mean the parties to the Financing Documents.

“Holder” means the Beneficial Owners of any of the Bonds or a former Beneficial Owner of any of the Bonds entitled to enforce any rights hereunder.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease assignment or bailment for security purposes.  For the purposes of this Agreement, the Guarantor shall be deemed to be the owner of any Property which it shall have acquired or holds or hold subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

“Material Adverse Effect” shall mean any act or circumstance or event which
(i) causes an Event of Default or Default, (ii) otherwise might be material and adverse to the financial condition or business operations of the Guarantor or (iii) would adversely affect the validity or enforceability of any of the papers executed in connection with the Bonds.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, an association, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Tribunal” shall mean any state, commonwealth, federal, foreign, district, territorial, or other court or governmental department, board, bureau, agency or instrumentality having jurisdiction over Guarantor.

SECTION 1.02                                           Accounting Principles

Where the character or amount of any asset or liability or item of income or expense is required to be determined is required to be made for the purposes of this Agreement, this shall be done in accordance with the system of accounting used by Guarantor in preparation of its federal income tax returns.  The User shall maintain books and records in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

SECTION 1.03                                           Action Taken Directly or Indirectly

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

SECTION 1.04                                           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

SECTION 1.05                                           General Rules of Construction

(1)           Capitalized terms used herein without definition shall have the meaning assigned to them in the Indenture.

(2)           Singular terms shall include the plural as well as the singular, and vice versa.

(3)           All references in this instrument to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed.

(4)           The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

SECTION 1.06                                           Effect of Headings and Table of Contents

The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

ARTICLE II

Guaranty

SECTION 2.01                                           Guaranty of Payment of Bond

(a)           The Guarantor hereby absolutely and unconditionally guarantees (i) the punctual payment when due (whether at stated maturity, by acceleration or call for redemption or otherwise), in lawful money of the United States of America, of any and all sums which may become due at any time or from time to time to each Holder as Debt Service on the Bonds, including interest on any past due amounts of Debt Service (but without regard to any provision set forth in the Bonds or the Indenture limiting the sources of payment of amounts becoming due on the Bonds), (ii) the full and prompt payment of all costs and expenses, including court costs and reasonable attorneys’ fees, incurred by the Trustee or any Holder in attempting to collect or enforce any such obligations), and (iii) the prompt payment of all other amounts payable by the Issuer under the Indenture.  If a Holder or the Trustee shall fail to receive any such payment when due as aforesaid, the Guarantor shall immediately pay to the Holder or the Trustee, as appropriate, in lawful money of the United States of America, an amount equal to the required payment; provided, anything herein to the contrary notwithstanding, there shall be credited against any amounts owing to the Holders hereunder all amounts theretofore paid to the Trustee by the Guarantor pursuant to any of the Financing Documents with respect to the Bonds held by such Holders.

(b)           The guaranty set forth in this Section is an absolute and irrevocable guaranty of payment and not of collectibility or performance and is in no way conditioned or contingent upon any attempt to collect from the Issuer or any other Person or to realize upon any Property subject to the Lien of the Indenture or upon any other direct or indirect security for the Bonds, or to resort to any other remedies.

(c)           Each default in payment of Debt Service shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.

(d)           The Guarantor hereby waives all of the following and all defenses, counterclaims, or offsets which the Guarantor may have by reason thereof:  (1) notice of acceptance hereof, notice of any action taken or omitted in reliance hereon, notice of any defaults by the Is-

suer in the payment of any such sums, and notice of the creation, renewal, or accrual of any liability of the Issuer, (2) any presentment, demand, notice or protest of any kind, (3) any right (i) to have the Issuer joined with the Guarantor in any suit brought against the Guarantor on this Agreement, (ii) to require the Trustee or a Holder to forthwith bring suit against the Issuer on the Bonds, and (iii) to require that the Trustee or a Holder obtain any judgment against the Issuer on the Bonds in connection with the enforcement of any rights against the Guarantor hereunder, and (4) any other act or thing (including without limitation alteration of the Bonds, Letter of Credit or the Financing Documents or debt evidenced thereby or security therefor), or omission or delay to do any other act or thing which may, by operation of law or otherwise, in any manner or to any extent vary the risk of the Guarantor or which might otherwise operate as a discharge of the Guarantor.

(e)           The guaranty set forth in this Section shall remain in full force and effect without reference to future changes in conditions, including, to the extent permitted by applicable law, changes in law, until all Holders shall have been indefeasibly paid in full all sums due under the terms and provisions of the Bonds and the Lease Agreement notwithstanding any terms or provisions contained in the Bonds (including any discharge or termination of the Indenture as a result of deposits being made with the Trustee), and until such sums are not subject to rescission or repayment upon any bankruptcy, insolvency, arrangement, reorganization, moratorium, receivership or similar proceeding affecting the Issuer or the Guarantor.

SECTION 2.02                                           Indemnification Against Invalidity

(a)           If, at any time and for any reason whatsoever, an Adjudication of Invalidity (as defined hereinafter) shall have been made, the Guarantor hereby agrees to indemnify and save the Holders harmless from the consequences of such an event by purchasing the Bonds at a price equal to the outstanding principal amount thereof plus interest accrued thereon to the date of the purchase.  A purchase will be made within thirty days after receipt by the Guarantor of a written request from a Holder, which written request shall specify that an Adjudication of Invalidity has occurred.  The Guarantor shall be obligated to make such purchase without the necessity of any showings or proofs on the part of a Holder that such Holder has suffered any losses or damages (such losses and damages being conclusively presumed upon the occurrence of an Adjudication of Invalidity).  The term “Adjudication of Invalidity” shall mean either (i) a final, unappealable adjudication by any court of competent jurisdiction, binding upon the Guarantor or the Issuer (or any of them), or if not binding upon the Guarantor or the Issuer (or any of them), applicable to the Bonds in the unqualified Opinion of Bond Counsel satisfactory to the Trustee, such opinion being in form and substance reasonably satisfactory to the Guarantor, that, under the constitution or general laws of the State of Alabama, the Issuer or the Trustee or the Credit Obligor lacked authority to do any one or more of the following at the time any one of the following was done:  (a) issue the Bonds, (b) enter into the Indenture, (c) issue the Letter of Credit, or (d) enter into the Lease Agreement; or (ii) a final, unappealable adjudication by any such court that the Bonds (or, on a ground applicable to the Bonds, that any other obligations) are otherwise invalid for any other reason whatsoever, including, without limitation, any invalidity or irregularity in any statutory, judicial or other proceedings relating to the formation or existence of the Issuer, relating to the issuance of the Bonds or the Letter of Credit or relating to the execution and delivery of any of the Financing Documents.  The obligation to purchase the Bonds in the event of an Adjudication of Invalidity shall apply even though the Bonds or a part thereof may have been called for redemption and shall apply even after the date set for redemption if the Bonds shall not yet have been redeemed.  The Guarantor shall give or cause to be given at their expense to the Trustee prompt written notice of any Adjudication of Invalidity of which the Guarantor may become aware, and the Trustee shall give written notice of such Adjudication of Invalidity to the Holders.

(b)           No purchase of the Bonds by the Guarantor pursuant to this Section shall relieve the Guarantor of its obligation to pay Basic Rental Payments upon the occurrence of a Determination of Taxability.

(c)           Whether or not there is an Adjudication of Invalidity and in addition to the foregoing, the Guarantor hereby agrees to indemnify and save each Holder and the Trustee harmless from and against all damage, loss, cost or expense (including reasonable attorneys’ fees) which any Holder or the Trustee may incur or be subject to as a consequence, direct or indirect, of (1) such Adjudication of Invalidity, (2) any breach by the Guarantor or the Issuer (or any of them) of any representation, warranty, covenant, term or condition in, or the occurrence of any default or any Event of Default under any Financing Document, the Letter of Credit, or the Bonds, together with all reasonable expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default or Event of Default, (3) any legal action commenced to challenge the validity of any of the Financing Documents, the Letter of Credit or the Bonds, and (4) any other cause relating to any of the Financing Documents, the Letter of Credit or the Bonds.  The Guarantor shall be obligated to make the payments described in this paragraph only after receipt from a Holder of written notice requesting that such payments be made, identifying the reason for such payments and specifying the amounts to be paid.  The Guarantor shall make such payments to the Holder within thirty days after receipt of such notice.

(d)           The obligations of the Guarantor under this Section constitute original undertakings on the part of the Guarantor, are not collateral to the obligations of the Issuer or any other person or entity with respect to the Bonds, and are independent, separate and apart from the guaranty obligations of the Guarantor set forth under Section 2.01.

SECTION 2.03                                           Character of Obligations Hereunder

(a)           All obligations of the Guarantor under this Agreement are unconditional, primary, absolute and irrevocable under any and all circumstances.  Without limiting the generality of the foregoing, to the fullest extent permitted under applicable law, the obligations of the Guarantor hereunder shall not be subject to or impaired by:

(i)      any inability or failure on the part of any party thereto to perform or comply with the Letter of Credit, the Financing Documents or the Bonds;
(ii)     any invalidity or irregularity in any statutory or other proceedings relating to the formation or existence of the Issuer, to the issuance of the Bonds or to the execution and delivery of any Financing Document;
(iii)    any invalidity or unenforceability of, or any impairment, modification or release of liability of any party under, or any impossibility, impracticability, illegality or frustration of performance by any party of, the Letter of Credit, the Financing Documents or the Bonds, for any reason whatsoever, including, without limitation, any decision by any court invalidating or otherwise affecting the obligations of any party under or in connection with the Letter of Credit, the Financing Documents or the Bonds;
(iv)          any inability or failure on the part of the Guarantor to perform or comply with the Lease Agreement;
(v)           any invalidity or unenforceability of, or any impairment, modification or release of liability of the Guarantor under, or any impossibility, impracticability, illegality or frustration of performance by the Guarantor of this Agreement;
(vi)          the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, moratorium, arrangement, composition with creditors or readjustment of debt of, or other similar proceedings affecting, the Issuer (including any payments to be received by the Issuer under the Lease Agreement in connection with any of the aforementioned proceedings or events), the Credit Obligor or the Guarantor;
(vii)         any waiver, consent, extension, indulgence or other action or inaction in respect of the Letter of Credit, any Financing Document, or the Bonds, including any modification, amendment or supplement to any of the foregoing, the renewal or extension of the Bonds, the release of any Property subject to the Lien of the Indenture or the Lease Agreement or any other similar act;
(viii)        any right of setoff, counterclaim or defense, or any act, omission or breach on the part of the Issuer, the Credit Obligor or the Guarantor;
(ix)           any claim whatsoever against the Issuer;
(x)            any defect in the title, compliance with specifications, value, condition, design, operation, merchantability, quality, durability or suitability of, consequences of use or misuse of, or unfitness for use of, the Project or any part thereof, any abandonment, destruction, noncompletion, requisition, condemnation, foreclosure of or damage to the Project or any part thereof, or any event of force majeure relating to the Project or any part thereof;
(xi)           any breach of any representation or warranty relating to the Bonds or the Project;
(xii)          any release, extinguishment or satisfaction of the Issuer’s obligations to make payments of Debt Service until there have been paid to the Trustee or the Holders in lawful currency of the United States an amount sufficient to pay all Debt Service (including interest on overdue amounts of Debt Service including, to the extent permitted by applicable law, interest) that would have been due and owing to the Holders by the Issuer had the Issuer’s obligations not been so released, extinguished or satisfied;

(xiii)         the failure to give notice to the Guarantor of the occurrence of any default or event of default under the Bonds, the Letter of Credit or the Financing Documents;
(xiv)        the compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of any of the parties to any of the Financing Documents (the “Financing Participants”) under the Bonds, the Letter of Credit or the Financing Documents;
(xv)         any assignment, pledge or mortgage of all or any part of the interest of any of the Financing Participants in the Project or the Trust Estate;
(xvi)        any waiver of the payment, performance or observance by any of the Financing Participants of any obligation, agreement or covenant of any of them contained in the Bonds, the Letter of Credit or the Financing Documents;
(xvii)       the extension of the time for payment of Debt Service on the Bonds or any part thereof or of the time for performance of any other obligations, agreements or covenants of any of the Financing Participants under the Bonds, the Letter of Credit or the Financing Documents;
(xviii)      the modification or amendment (whether material or otherwise) of any obligation, agreement or covenant contained in the Bonds, the Letter of Credit or the Financing Documents;
(xix)         any failure, omission, or delay on the part of any of the Financing Participants to enforce, assert or exercise any right, power or remedy conferred upon any of them by the Bonds, the Letter of Credit or the Financing Documents;
(xx)          the bankruptcy, insolvency, reorganization, appointment of a receiver for, or dissolution of any of the Financing Participants, or the entering by any or all of them into an agreement of composition with creditors, or the making by any or all of them of an assignment for the benefit of creditors;
(xxi)         any rights of set-off, recoupment, counterclaim or other defense, whether similar or dissimilar to the foregoing, which the Guarantor might otherwise have against any of the Financing Participants or any other person;
(xxii)        the default or failure of any one or more of the Financing Participants to perform fully any obligation, covenant or agreement contained in the Bonds, the Letter of Credit or the Financing Documents;
(xxiii)       the release or discharge of any one or more of the Financing Participants by operation of law, to the extent that such release or discharge may be lawfully avoided, from the performance or observance of any agreement or covenant contained in the Bonds, the Letter of Credit or the Financing Documents;
(xxiv)       the invalidity or unenforceability of the Bonds, the Letter of Credit or the Financing Documents or of any provision of such instruments.

(b)           The Guarantor acknowledges that this Agreement is executed for the benefit of the Holders and the Trustee and that the Bonds will be purchased in reliance on this Agreement.  No act of commission or omission of any kind at any time on the part of the Trustee or any Holder in respect of any matter whatsoever shall in any way affect or impair any right, power or benefit of the Trustee, or any Holder under this Agreement and, to the extent permitted by applicable law, no setoff, claim, reduction, diminution of any obligation, or any defense of any kind or nature which the Guarantor may have against the Trustee or any Holder, shall be available against the Trustee or any Holder in any suit or action brought by the Trustee or any Holder to enforce any right, power or benefit under this Agreement.  Any conflict or ambiguity between this Agreement and the other Financing Documents shall be interpreted and determined in the manner most favorable to the Trustee and the Holders.

ARTICLE III

Determination of Taxability

SECTION 3.01                                           Payments by the Guarantor

In connection with a Determination of Taxability, the Guarantor agrees to pay, in addition to the amounts specified in the Bonds and in the Lease Agreement, the reasonable fees and expenses of the Trustee incurred in connection therewith.

SECTION 3.02                                           No Obligation to Contest or Appeal

No Holder shall have any duty to make any contest of such a Determination of Taxability or to pursue any appeal of, or have any communication with the Internal Revenue Service concerning, such Determination of Taxability.

ARTICLE IV

Business Covenants

SECTION 4.01                                           Affirmative Covenants

The Guarantor covenants that so long as this Agreement is in effect, the Guarantor shall

(a)           Existence; Properties, Etc.  (i)  Do or cause to be done all things necessary to preserve and keep in full force and effect the legal existence of the Guarantor and all privileges, rights and franchises and comply with all laws where failure to so comply would have a Material Adverse Effect; (ii) at all times maintain, preserve and protect all of its property used or useful in the conduct of its business where the failure to so maintain, preserve and protect would have a Material Adverse Effect, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all necessary and proper repairs, renewals and replacements, betterments and improvements thereto so that (a) the business carried on in connection therewith may be properly and advantageously conducted at all times and (b) the failure to so repair or replace would not have a Material Adverse Effect; (iii) at all times keep its insurable properties adequately insured and maintain, where the failure to so keep and maintain would have a Material Adverse Effect, (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar business, (b) necessary worker’s compensation insurance, and (c) such other insurance as may be required by law or as may be reasonably required in writing by the Trustee; and (iv) cause the Credit Obligor to be named as loss payee on each of said policies relating to the Project.

(b)           Payment of Indebtedness, Taxes, etc.  (i)  Pay all of its indebtedness and obligations promptly and in accordance with normal terms where failure to pay would have a Material Adverse Effect, and (ii) pay and discharge or cause to be paid or discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its Property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien upon such properties or any part thereof where failure to pay would have a Material Adverse Effect; provided, however, that the Guarantor shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Guarantor shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested.

(c)           Further Assurances.  On request of the Trustee, promptly correct any defect, error or omission which may be discovered in the contents of any of the papers executed in connection with the Bonds or in the execution or acknowledgement thereof, and execute, acknowledge and deliver such further instruments and do such further acts as may be necessary or as may be requested by the Trustee to carry out more effectively the purposes of this Agreement and the papers executed in connection with the Bonds.

SECTION 4.02                                           Information as to Guarantor

Financial and Business Information.  The Guarantor shall deliver to the Trustee:

(a)           Notice of Default or Event of Default.  Immediately upon becoming aware of the existence of any condition or event which constitutes a default or an event of default under any Financing Document, a written notice specifying the nature and period of existence thereof and what action the Guarantor is taking or proposes to take with respect thereto;

(b)           Notice of Claimed Default.  Immediately upon becoming aware that a Holder or the holder of any evidence of indebtedness or other security of the Guarantor has given notice or taken any other action with respect to a claimed default or event of default thereunder which would cause a default or event of default which would have a Material Adverse Effect, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action the Guarantor is taking or proposes to take with respect thereto;

(c)           Requested Information and Audits.  With reasonable promptness, such financial and other data and information as from time to time may be reasonably requested;

(d)           Notice of Litigation.  Immediately upon becoming aware of the existence of any proceedings before any Tribunal involving the Guarantor which involves the probability of any final judgment or liability against such Guarantor in an amount which would have a Material Adverse Effect, a written notice specifying the nature thereof and what action such Guarantor is taking and proposes to take with respect thereto; and

(e)           Notice from Regulatory Agencies.  Promptly upon receipt thereof, information with respect to and copies of any notices received from federal or state regulatory agencies or any Tribunal relating to an order, ruling, statute or other law or information which might have a Material Adverse Effect on the franchises, permits, licenses, or rights, or the condition, financial or otherwise, of the Guarantor.

ARTICLE V

Representations, Warranties and Agreements

The Guarantor represents, warrants and agrees that:

SECTION 5.01                                           No Material Adverse Effect

Since the date of application to the Credit Obligor for the loan represented by the Letter of Credit, (i) there has been no change in the business, prospects, profits, Properties or condition (financial or otherwise) of the Guarantor, except changes in the ordinary course of business, none of which individually or in the aggregate has a Material Adverse Effect, (ii) the Guarantor has not incurred any material liability which has a Material Adverse Effect, and (iii) there exists no default under the provisions of any instrument evidencing any such liabilities or under any agreement relating thereto which would have a Material Adverse Effect.

SECTION 5.02                                           Full Disclosure

No written statement furnished by the Guarantor to the Trustee contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading.  There is no fact which the Guarantor has not disclosed to the Trustee in writing which has a Material Adverse Effect or, so far as the Guarantor can now foresee, will have a Material Adverse Effect.

SECTION 5.03                                           Pending Litigation

To the Guarantor’s knowledge, there are no proceedings pending, or to the knowledge of the Guarantor threatened, against or affecting the Guarantor in any court or before any governmental authority or arbitration board or Tribunal which involve the possibility of a Material Adverse Effect, or the ability of the Guarantor to perform this Agreement or to perform the Lease Agreement.  The Guarantor is not in default with respect to any order of any court, governmental authority, arbitration board or Tribunal which would have a Material Adverse Effect.

SECTION 5.04                                           Title to Properties

Except as set forth in the Indenture, the Issuer has good and marketable title in fee simple to the Project.

SECTION 5.05                                           No Defaults

No event has occurred and no conditions exist which would, in any material respect, upon the issuance of the Bonds, constitute (i) a default under any note or other evidence of indebtedness or under any agreement of the Guarantor if the effect of such default would have a Material Adverse Effect or (ii) a default or event of default under the Financing Documents or any of them, and the Guarantor is not in violation in any material respect of any term of any agreement or other instrument to which it is a party or by which it may be bound that would have a Material Adverse Effect.

SECTION 5.06                                           Governmental Consent

No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Guarantor is required in connection with the execution and delivery of the Financing Documents to which the Guarantor is a party.

SECTION 5.07                                           Use of Proceeds

The Guarantor will cause the proceeds from the sale of the Bonds to be applied as provided in the Indenture.  None of the transactions contemplated (including, without limitation thereof, the use of the proceeds from the sale of the Bonds) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Guarantor does not own or intend to carry or purchase any “margin security” within the meaning of said Regulation G including margin securities originally issued by the Guarantor.  None of the proceeds from the sale of the Bonds will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any “security” within the meaning of the Securities Exchange Act of 1934, as amended.

SECTION 5.08                                           Compliance with Law

The Guarantor:

(a)           is not in violation of any laws, ordinances, governmental rules or regulations to which Guarantor is subject, or

(b)           has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of the Property, or to the conduct of the business, of Guarantor, which violation or failure to obtain would have a Material Adverse Effect.

SECTION 5.09                                           Restrictions on Guarantor

The Guarantor is not a party to any contract or agreement which requires consent of any creditor of the Guarantor or other party thereto to the right or ability of the Guarantor to incur debt or guarantee indebtedness hereunder.

SECTION 5.10                                           Maintenance of Tax Exemption

The Guarantor represents that it has not taken any action, and it knows of no action that any other Person has taken, which would cause interest on the Bonds to be includible in the gross income of the holder thereof for federal income tax purposes, and covenants that it will not take any action or omit to take any action at any time, or permit any Person to take any action or omit to take any action at any time, which action or omission would result in the loss of the exemption from federal income taxation of the interest on the Bonds; provided that no such representation or covenant is made with respect to any Bonds for any period during which they are held by a “substantial user” or a “related person” as those terms are used in Section 147 of the Code.  The Guarantor further represents that it will not take or omit to take any action, or permit any Person to take any action or omit to take any action, which action or omission will in any way cause the proceeds from the sale of the Bonds to be applied, or result in such proceeds being applied, in any manner other than as provided in the Indenture and the Lease Agreement.

SECTION 5.11                                           Indemnification

(a)           The Guarantor will indemnify and hold harmless any Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act of 1933, as amended, (any Holder and any such person being in this Section collectively called a “Holder”) against any and all losses, claims, damages or liabilities, joint and several, or actions in respect thereof, to which any Holder may become subject under any statute or common law or otherwise, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in this Agreement, including the financial statements referred to herein, or any omission or alleged omission to state herein a material fact necessary in order to make the statements herein not misleading; and will reimburse any Holder for all legal or other expenses reasonably incurred by such Holder in connection with investigating or defending any such action or claim.

(b)           If any such action or claim shall be brought or asserted against any Holder and in respect of which indemnity may be sought from the Guarantor, such Holder shall promptly notify the Guarantor in writing and the Guarantor shall assume the defense thereof, including the employment of counsel and the payment of all expenses.  Any Holder shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder unless (a) the employment thereof has been specifically authorized by the Guarantor in writing, (b) the Guarantor has failed to assume the defense and to employ counsel, or (c) the named parties to any such action (including any impleaded parties) include both such Holder and the Guarantor, and such Holder shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Guarantor (in which case, if such Holder notifies the Guarantor in writing that it elects to employ separate counsel at the

Guarantor’s expense, the Guarantor shall not have the right to assume the defense of such action on behalf of such Holder, it being understood, however, that the Guarantor shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Holders, which firm shall be designated in writing by such Holders).  Each Holder, as a condition of such indemnity, shall use its best efforts to cooperate with the Guarantor in the defense of any such action or claim.  The Guarantor shall not be liable for any settlement of any such action effected without its written consent, but if settled with the written consent of the Guarantor, or if there be a final judgment for the plaintiff in any such action, the Guarantor agrees to indemnify and hold harmless any such Holder from and against any loss or liability by reason of such settlement or judgment.

SECTION 5.12                                           Survival of Representations, Warranties and Covenants

The representations, warranties and covenants of the Guarantor contained in this Agreement, and any other document, instrument and agreement referred to or contemplated by this Agreement, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Issuer, any Holder or any other Person, or (ii) delivery of, and payment for, the Bonds.

ARTICLE VI

Events of Default and Remedies

SECTION 6.01                                           Events of Default

An “Event of Default” shall exist under this Agreement if any of the following occurs and is continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           Particular Covenant Defaults.  The Guarantor fails to perform or observe any covenant or agreement contained in Sections 2.01 or 2.02 for a period of five business days after the earlier of (i) notification by the Trustee or a Holder of such failure or (ii) such other time as the Guarantor shall have actual knowledge thereof;

(b)           Other Defaults.  The Guarantor fails to comply with any other provision of this Agreement, and such failure continues for a period of thirty days after the earlier of (i) notification by the Trustee or a Holder of such failure or (ii) such other time as the Guarantor shall have actual knowledge thereof;

(c)           Warranties or Representations.  Any warranty, representation or other statement by or on behalf of the Guarantor contained in this Agreement, or in any instrument furnished in compliance with or in reference to this Agreement, is false or misleading in any material respect and action which eliminates such falsity or misleading character is not completed for a period of thirty days after the earlier of (i) notification by the

Trustee or any Holder of such false or misleading statement or (ii) such other time as the Guarantor shall have actual knowledge thereof;

(d)           Default on Other Indebtedness.  Default by the Guarantor in any payment of any obligation for money received as an advance (or any obligation under any conditional sale or other title retention agreement or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money lien or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any grace period provided with respect thereto, or default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or any other default under any such agreement which shall occur and be continuing beyond any period of grace provided with respect thereto), if the effect of such default would have a Material Adverse Effect, and such default shall remain uncured for a period of ten days after the Guarantor has notice thereof;

(e)           Involuntary Bankruptcy Proceedings.  A receiver, liquidator or trustee of the Guarantor, or of any of its Property, is appointed by court order and such order remains in effect for more than sixty days, or an order or decree for relief in an involuntary bankruptcy case is entered with respect to the Guarantor, or any of its Property is sequestered by court order and such order remains in effect for more than sixty days, or a petition is filed against the Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty days after such filing;

(f)            Voluntary Petitions.  The Guarantor files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

(g)           General Assignment for Benefit of Creditors, etc.  The Guarantor makes a general assignment for the benefit of its creditors, or is unable to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of the Guarantor, or of all or any part of its Property;

(h)           Undischarged Final Judgments or Settlements.  One or more final judgments shall be entered against the Guarantor, or the Guarantor shall enter into settlement of any litigation, which judgments and settlements are not covered by insurance, and which judgments and settlements will have a Material Adverse Effect on the Guarantor; or

(i)            Other Defaults.  The occurrence of an event of default, as therein defined, under any other Financing Document (other than the Credit Documents) and the expiration of the applicable grace period, if any, specified therein.

SECTION 6.02                                           Remedies

If an Event of Default exists, the Trustee may, only with the consent of the Credit Obligor if the Letter of Credit is in effect and the Credit Obligor has not dishonored a draft thereunder (presented in strict conformance with such Letter of Credit) and a Credit Obligor Insolvency Date shall not have occurred, proceed to protect its rights and the rights of the Holders of the Bonds by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement of any of the Guarantor herein contained or in aid of the exercise of any power or remedy granted to the Trustee under the other Financing Documents.  The Trustee may proceed directly against the Guarantor as provided herein without resorting to any other remedies which it may have and without proceeding against any other security held by the Trustee.

SECTION 6.03                                           Limitation on Suits

No Holder shall have any right to institute any proceeding, judicial or otherwise, under or with respect to this Agreement, unless

(1)           such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(2)           the Holders of not less than 25% in principal amount of the Outstanding Bonds shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(3)           such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(4)           the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such proceedings; and

(5)           no direction inconsistent with such written consent has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Bonds,

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Agreement to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all Outstanding Bonds.

SECTION 6.04                                              Unconditional Right of Bondholders to Receive Principal, Premium and Interest

Notwithstanding any other provision in this Agreement, the Holder of any Bond shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on such Bond on the respective stated maturity and due dates expressed in such Bond (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 6.05                                           Application of Money Collected

Any money collected by the Trustee pursuant to this Agreement shall be applied to the payment of the whole amount then due and unpaid upon the Outstanding Bonds for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected; and in case such money shall be insufficient to pay in full the whole amount so due and unpaid upon such Bonds, then to the payment of such principal (and premium, if any) and interest, without any preference or priority, ratably according to the aggregate amount so due.

SECTION 6.06                                           Agreement to Pay Attorneys’ Fees

In the event the Guarantor should default under any of the provisions of this Agreement and the Trustee (in its own name or in the name and on behalf of the Holders) should employ attorneys or incur other expenses for the collection of any payments due hereunder or the enforcement of performance or observance of any agreement or covenant on the part of the Guarantor herein contained, the Guarantor will on demand therefor pay to the Trustee the reasonable fees of such attorneys and such other reasonable expenses so incurred.

SECTION 6.07                                           Waiver of Past Defaults

(a)           Before any judgment or decree for payment of money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Bonds may, by Act of such Holders delivered to the Trustee and the Guarantor, on behalf of the Holders of all the Bonds, waive any past default hereunder and its consequences, except for a default in the payment of any sums due pursuant to Article 2.

(b)           Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement and the Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 6.08                                           No Additional Waiver Implied by One Waiver

If any agreement contained in this Agreement should be breached by the Guarantor and thereafter waived by the Holders of not less than a majority in principal amount of the Outstanding Bonds, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

SECTION 6.09                                           Remedies Subject to Applicable Law

All rights, remedies and powers provided by this Article may be exercised only to the extent the exercise thereof does not violate any applicable provision of law in the premises, and all the provisions of this Article are intended to be subject to all applicable mandatory prov-

isions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

ARTICLE VII

Miscellaneous

SECTION 7.01                                           Consent to Service of Process

The Guarantor irrevocably (a) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of record of the State of Alabama or the courts of the United States located in the State of Alabama; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding, and (c) waives any objection which the Guarantor may have to trial by jury or the laying of venue of any such suit, action or proceeding in any of such courts.

SECTION 7.02                                           Benefit of the Agreement

This Agreement is entered into by the Guarantor for the benefit of the Trustee and the Holders from time to time of the Bonds, all of whom shall, subject to the provisions hereof, be entitled to enforce performance and observance of each and every provision of this Agreement to the same extent as if they were parties signatory hereto.  The Guarantor hereby expressly waives notice from the Trustee or the Holders from time to time of the Bonds of their acceptance and reliance on this Agreement.

SECTION 7.03                                           Notices

(a)           Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with, the Guarantor or the Trustee shall be sufficient for every purpose hereunder if in writing and (except as otherwise provided in this Agreement) either (i) delivered personally to the party or, if such party is not an individual, to an officer, or other legal representative of the party to whom the same is directed (provided that any document delivered personally to the Trustee must be delivered at its Principal Office during normal business hours) at the address specified in Section 1.10 of the Indenture or (ii) mailed by first-class, registered or certified mail, postage prepaid and addressed as so specified.  Either party may change the address for receiving any such notice or document by giving notice of the change to the other party as provided in this Section.

(b)           Any such notice or other document shall be deemed delivered when actually received by the party to whom directed (or, if such party is not an individual, to an officer, or other legal representative of the party) at the address specified pursuant to this Section, or, if sent by mail, three days after such notice or document is deposited in the United States mail, proper postage prepaid, addressed as provided above.

SECTION 7.04                                           Amendments

(a)           This Agreement may not be amended without the prior written consent of each party hereto and unless there has first been delivered to the Trustee, the Guarantor and the Remarketing Agent an Opinion of Bond Counsel that such action will not, whether solely or in conjunction with any other fact or circumstance, cause the interest on the Bonds to be or to become Taxable.

(b)           Without the consent of the Holders of any Bonds, the Guarantor may from time to time enter into one or more amendments hereto, in form satisfactory to the Trustee, for any of the following purposes:

(1)           to add to the covenants of the Guarantor for the benefit of the Holders and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants an Event of Default permitting the enforcement of all or any of the several remedies provided in this Agreement or the Indenture; provided, however, that with respect to any such additional covenant such amendment to this Agreement may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee and the Holders upon such default; or
(2)           to surrender any right or power herein conferred upon the Guarantor; or
(3)           to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provision, with respect to matters or questions arising under this Agreement, which shall not be inconsistent with provisions of this Agreement; provided such action shall not, in the judgment of the Trustee, adversely affect the interests of the Holders.

(c)           With the consent of the Holders of not less than a majority in principal amount of the Bonds then Outstanding, by Act of such Holders delivered to the Trustee, the Guarantor may enter into an amendment hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Trustee or of the Holders under this Agreement; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding Bond affected thereby,

(1)           reduce the amount, coverage or scope of the obligations contained in Article 2
(2)           change the absolute and unconditional nature of such obligations, or
(3)           reduce the principal amount of Outstanding Bonds, the Holders of which are required to consent to such amendment, change or modification.

(d)           If the Credit Obligor is not in default under the Letter of Credit, no amendment or change to this Agreement may be made without the prior written consent of the Credit Obligor.

SECTION 7.05                                           Reproduction of Documents

The Guarantor hereby agrees that any Financing Document and all documents relating thereto, including, without limitation, (a) supplements, consents, waivers and modifications which may hereafter be executed, (b) documents received by any Holder at any closing of any purchase of the Bonds and (c) financial statements, certificates and other information previously or hereafter furnished to the Trustee or any Holder, may be reproduced by the Trustee or such Holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and they may destroy any original document so reproduced.  To the extent permitted by law, the Guarantor agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by them in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 7.06                                           Survival

All warranties, representations and covenants made by the Guarantor herein or on any certificate or other instrument delivered by them or on their behalf under this Agreement shall be considered to have been relied upon by the Trustee and the Holders regardless of any investigation made by them or on their behalf.  All statements in any such certificate or other instrument shall constitute warranties and representations by the Guarantor hereunder.

SECTION 7.07                                           Successors and Assigns

The terms of this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of each of the parties.  The provisions of this Agreement are intended to be for the benefit of all Holders, and shall be enforceable for the benefit of any such Holder, whether or not an express assignment to such Holder of rights under this Agreement has been made by any previous Holder or its successors or assigns.

SECTION 7.08                                           Effective Date of Agreement

The obligations of the Guarantor hereunder shall arise absolutely and unconditionally when the Bonds shall have been issued, sold and delivered by the Issuer.

SECTION 7.09                                           Entire Agreement; Counterparts

This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SECTION 7.10                                           Severability

The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement, or any part thereof.

SECTION 7.11                                           Date For Identification Purposes Only

The date of this Agreement is for identification purposes only and is not intended to indicate that this Agreement was executed on such date.

SECTION 7.12                                           Exceptions to Covenants

The Guarantor shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

SECTION 7.13                                           Waivers

The Guarantor hereby waives, as to the enforcement of this Agreement, (i) all rights of exemption that it may have under the constitution and laws of the State of Alabama or any other state as to any levy on and sale of property, and (ii) until the Bonds have been Fully Paid, any rights of subrogation it may have against the Issuer or others by reason of the Guarantor’s performance under this Agreement.

SECTION 7.14                                           Termination of Agreement

This Agreement shall terminate when the Bonds shall have been Fully Paid.

IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed in its name and behalf under its corporate seal, and the same to be attested, all by officers thereof duly authorized thereunto, and the Trustee has executed this Agreement by causing its name to be hereunto subscribed by one of its duly authorized officers, all as of the day and year first above written.

BOSTROM SEATING, INC.,

		By:	/s/ Donald C. Mueller

		Its:	Treasurer

SEAL

Attest:	/s/ Kenneth M. Tallering
Its Secretary

Accepted:

NBD BANK, as Trustee
Birmingham, Alabama

		By:	/s/ Illegible

		Its:	Assistant Vice President